Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION

The following unaudited pro forma condensed balance sheet as of September 30, 2004 gives effect to the November 9, 2004 sale of Bowne Business Solutions, Inc. (“BBS”), a wholly-owned subsidiary of Bowne & Co., Inc. (the “Company”), (but not its litigation services business) and certain other assets used in providing information management services to professional services organizations and corporations to Williams Lea Holdings Inc. (the “Acquisition Vehicle”), a wholly-owned subsidiary of Williams Lea Group Limited (“Williams Lea”) for a total purchase price of $180.0 million in cash, as if the sale had occurred on September 30, 2004. The following unaudited pro forma condensed statement of operations for the year ended December 31, 2003 gives effect to the sale of BBS as if the sale had occurred on January 1, 2003. The pro forma condensed statement of operations for the nine months ended September 30, 2004 are not presented since the operations of BBS were previously reported as discontinued operations in the Company’s Form 10-Q filed for the third quarter of 2004 on November 9, 2004.

The sale of BBS for approximately $180.0 million in cash less estimated sale expenses of $3.9 million and payment of approximately $4.0 million of BBS liabilities excluded from the sale resulted in a net gain of approximately $34.9 million, after income tax expense of approximately $19.6 million. The proceeds from the sale of BBS will be invested in safe, short-term liquid instruments until such time as the Company’s Board of Directors and senior management decide on the use of proceeds.

The pro forma adjustments are based upon available information and certain assumptions that the Company believes are reasonable under the circumstances. The actual amounts could differ from these estimates. The unaudited pro forma condensed financial information is for informational purposes only and is not necessarily indicative of the operating results or financial position that would be achieved had the sale been consummated on the dates indicated and should not be construed as representative of future results of operations or financial position. The pro forma results should be read in conjunction with the financial statements and notes thereto in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 and Quarterly Report on Form 10-Q for the period ended September 30, 2004.

BOWNE & CO., INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED PRO FORMA BALANCE SHEET

	As Reported			Pro Forma
	September 30,	Pro Forma		September 30,
	2004	Adjustments		2004
	(In thousands, except share information)

Current assets:
Cash and cash equivalents	$17,872	$172,140	(1)	$190,012
Marketable securities	93	—		93
Accounts receivable, less allowance for doubtful accounts of $14,730	173,100	—		173,100
Inventories	19,777	—		19,777
Prepaid expenses and other current assets	36,435	—		36,435
Assets held for sale	37,462	(37,462	)(2)	—

Total current assets	284,739	134,678		419,417
Property, plant and equipment at cost, less accumulated depreciation of $300,976	113,845	—		113,845
Other noncurrent assets:		—
Goodwill, less accumulated amortization of $20,141	161,064	—		161,064
Intangible assets, less accumulated amortization of $5,299	29,405	—		29,405
Deferred income taxes	7,282	—		7,282
Other	17,241	—		17,241
Assets held for sale, non current	103,539	(103,539	)(2)	—

Total assets	$717,115	$31,139		$748,254

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt and other short-term borrowings	$684	—		$684
Accounts payable	37,245	—		37,245
Employee compensation and benefits	58,248	—		58,248
Accrued expenses and other obligations	39,100	$19,621	(3)	58,721
Liabilities held for sale	19,458	(19,458	)(2)	—

Total current liabilities	154,735	163		154,898
Other liabilities:
Long-term debt — net of current portion	136,338	—		136,338
Deferred employee compensation and other	49,369	—		49,369
Liabilities held for sale, non current	3,907	(3,907	)(2)	—

Total liabilities	344,349	(3,744)		340,605

Commitments and contingencies
Stockholders’ equity:
Preferred stock:
Authorized 1,000,000 shares, par value $.01 Issuable in series — none issued	—	—		—
Common stock:
Authorized 60,000,000 shares, par value $.01 Issued and outstanding, including treasury stock, 41,403,617 shares	414	—		414
Additional paid-in capital	74,616	—		74,616
Retained earnings	325,002	34,883	(4)	359,885
Treasury stock, at cost, 5,586,541 shares	(49,270)	—		(49,270)
Accumulated other comprehensive income, net	22,004	—		22,004

Total stockholders’ equity	372,766	34,883		407,649

Total liabilities and stockholders’ equity	$717,115	$31,139		$748,254

See Notes to Unaudited Condensed Consolidated Pro Forma Balance Sheet

Notes to Unaudited Condensed Consolidated Pro Forma Balance Sheet as of September 30, 2004

(1)	The pro forma adjustment reflects the receipt of $180.0 million proceeds of the sale, net of approximately $3.9 million of sale-related expenses and the payment of approximately $4.0 million of BBS liabilities excluded from the sale.

(2)	The pro forma adjustment reflects the removal of the assets and liabilities of BBS presented as held for sale as of September 30, 2004.

(3)	The pro forma adjustment reflects the accrual of approximately $19.6 million of taxes payable as a result of the sale.

(4)	The pro forma adjustment reflects the net gain on the sale of BBS of $34.9 million.

BOWNE & CO., INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED PRO FORMA STATEMENT OF OPERATIONS

	As Reported		Pro Forma
	December 31,	Pro Forma	December 31,
	2003	Adjustments (1)	2003
	(In thousands, except per share information)
Revenue	$1,064,820	$(217,184)	$847,636
Expenses:
Cost of revenue	(717,928)	179,223	(538,705)
Selling and administrative	(273,438)	27,999	(245,439)
Depreciation	(40,332)	3,487	(36,845)
Amortization	(3,621)	1,143	(2,478)
Restructuring charges, integration costs and asset impairment charges	(25,591)	2,515	(23,076)

	(1,060,910)	214,367	(846,543)

Operating income	3,910	(2,817)	1,093
Interest (expense)	(11,420)	31	(11,389)
Other (expense), net	(1,013)	(354)	(1,367)

(Loss) from continuing operations before income taxes	(8,523)	(3,140)	(11,663)
Income tax (expense) benefit	(604)	1,334	730

(Loss) from continuing operations	(9,127)	(1,806)	(10,933)

(Loss) per share from continuing operations:
Basic	$(.27)	$(.05)	$(.32)
Diluted	$(.27)	$(.05)	$(.32)
Basic weighted average number of shares outstanding	33,736	33,736	33,736
Diluted weighted average number of shares outstanding	35,147	35,147	35,147

Notes to Unaudited Condensed Consolidated Pro Forma Statement of Operations for the fiscal year ended December 31, 2003

(1)	The pro forma adjustments represent the elimination of revenue and expenses associated with BBS assuming the sale occurred on January 1, 2003.